Exhibit 99.1

Hepion Pharmaceuticals Reports Positive Activity of CRV431 Against Coronavirus SARS-2 in Study Conducted by the National Institute of Allergy and Infectious Diseases

EDISON, N.J., September 17, 2020 - Hepion Pharmaceuticals, Inc. (NASDAQ:HEPA, “Hepion”), a biopharmaceutical company focused on the development of therapeutic drugs for the treatment of liver disease arising from non-alcoholic steatohepatitis (“NASH”), today announced that a study of Hepion’s CRV431 conducted by the National Institute of Allergy and Infectious Diseases (“NIAID”), part of the National Institutes of Health (NIH), demonstrated positive antiviral activity against SARS coronavirus-2 (SARS-CoV-2).

Under NIAID’s suite of preclinical services (PCS) and with NIAID funding, Hepion was able to study the impact of CRV431 on SARS-CoV-2. This in vitro study tested CRV431 at concentrations of 0.0032 to 10 µM and a positive control compound, a protease inhibitor, at 0.032 to 100 µg/ml in Caco-2 cells infected with SARS-CoV-2. CRV431 treatment was found to inhibit production of infectious virus in these cells with almost five-times greater potency than the positive control compound in this study. The concentration of CRV431 required to inhibit virus production by 90% (IC90) was 1.5 µM versus 7.3 µM for the positive control compound. Separate experiments that evaluated cellular toxicities independent of virus infection showed no significant CRV431 cellular toxicity, indicating that CRV431 antiviral activity was due to specific effects on the virus.

“We previously reported that CRV431 decreased SARS-CoV-2 replication and infectious virus in vitro in a study conducted by Dr. Tom Hobman, Professor and Member of the Li Ka Shing Institute of Virology at the University of Alberta,” commented Dr. Daren Ure, Hepion’s Chief Scientific Officer. “Additionally, in a different study previously conducted by Biomodels LLC that investigated whether CRV431 might also decrease lung disease independent of virus infection, CRV431 attenuated lung inflammation and damage in mice similar or better than dexamethasone, including reductions in neutrophils and IL-6. The present study conducted by NIAID further supports CRV431 as a potential drug candidate for COVID-19. Taken together, the antiviral properties of CRV431 in addition to the beneficial effects observed in acute lung injury are quite unique.”

Dr. Foster added, “This recent data from NIAID continues to demonstrate the versatility of CRV431 in treating a number of viruses including hepatitis C, hepatitis B, HIV-1, in addition to our previously reported anti-inflammatory and antifibrotic activity, to name a few. The versatility we are observing with our lead drug candidate, is likely attributable to the mechanism of action of inhibiting several isoforms of cyclophilins, which is quite well known. We will continue to conduct non-clinical studies to generate more data and gain a better insight into CRV431. Our intention, at present, is to continue to work with external collaborators to bring peer review to our science so that we may work towards filing a submission to move to clinical trials in the near future. We intend to do this, while continuing to keep a focus on our core activities in our current phase 2a program for treatment of NASH.”

About Hepion Pharmaceuticals

Hepion Pharmaceuticals is a clinical stage biopharmaceutical company focused on the development of targeted therapies for liver disease arising from non-alcoholic steatohepatitis (NASH) and other types of hepatitis. The Company’s lead drug candidate, CRV431, reduces liver fibrosis and hepatocellular carcinoma tumor burden in experimental models of NASH. Preclinical studies also have demonstrated antiviral activities towards HBV, HCV, and HDV through several mechanisms. These diverse therapeutic activities result from CRV431’s potent inhibition of cyclophilins, which are involved in many disease processes. Currently in clinical phase development, CRV431 shows potential to play an important role in the overall treatment of liver disease - from triggering events through to end-stage disease.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on Hepion Pharmaceuticals’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; risks associated with delays, increased costs and funding shortages caused by the COVID-19 pandemic; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. Hepion Pharmaceuticals does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in Hepion Pharmaceuticals’ Form 10-K for the year ended December 31, 2019 and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Stephen Kilmer

Hepion Pharmaceuticals Investor Relations

Direct: (646) 274-3580

skilmer@hepionpharma.com